Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On April 3, 2017,  Nexeo Solutions, Inc., a Delaware corporation (the “Company” or “Nexeo”), through its wholly owned subsidiaries, completed the acquisition (the “Ultra Chem Acquisition”) of the equity interests of the Mexico City, Mexico based chemicals distribution business of Ultra Chem, S. de R.L. de C.V. and its related entities (collectively, “Ultra Chem Group”) from the Ultra Chem Group shareholders for approximately $56.8 million, net of cash acquired of $0.5 million, pursuant to a Stock Purchase Agreement dated March 9, 2017 (the “Stock Purchase Agreement”). This amount excludes the assumption of $0.9 million in short-term borrowings of Ultra Chem Group, which were repaid by the Company immediately after closing. Of the purchase price, approximately $10.7 million was placed in escrow. Of this amount, approximately $1.0 million relates to the settlement of the final net working capital adjustment expected no later than 90 days following the close of the transaction. The remaining balance of approximately $9.7 million may remain in escrow for a period of up to five years and relates to potential indemnification obligations under the Stock Purchase Agreement. The escrow amount will be released as prescribed by the terms of the Stock Purchase Agreement and related documentation. The Ultra Chem Acquisition was financed with approximately $58.0 million of borrowings under the Company’s asset-based revolving credit facility.

The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2017 combines Nexeo’s condensed consolidated statement of operations for the six months ended March 31, 2017 with Ultra Chem Group’s condensed consolidated statement of operations for the six months ended March 31, 2017. In accordance with the Securities and Exchange Commission Regulation S-X 11-02(c)(3), as the fiscal year ends of each company are less than 93 days apart, the unaudited pro forma combined statement of operations for the year ended September 30, 2016 combines Nexeo’s unaudited pro forma combined statement of operations for the year ended September 30, 2016 (see further discussion below) with Ultra Chem Group’s consolidated statement of operations for the year ended December 31, 2016. These unaudited pro forma combined statements of operations give effect to the Ultra Chem Acquisition as if it had occurred on October 1, 2015, the beginning of Nexeo’s most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet at March 31, 2017 combines Nexeo’s condensed consolidated balance sheet at March 31, 2017 with Ultra Chem Group’s combined balance sheet at March 31, 2017, giving effect to the Ultra Chem Acquisition as if it had occurred on March 31, 2017.

On June 9, 2016, WL Ross Holding Corp. (“WLRH”), Nexeo Solutions Holdings, LLC (“Holdings”) and certain other parties consummated a merger pursuant to the merger agreement between the parties (the “Business Combination”). WLRH was identified as the acquirer for accounting purposes and Holdings was identified as the acquiree and accounting predecessor.  The “Predecessor” activity presented in Note 2 relates to Holdings business for the periods prior to June 9, 2016.  WLRH, which includes Holdings for periods subsequent to the Business Combination, was subsequently renamed “Nexeo Solutions, Inc.” and is the “Successor” for periods after June 9, 2016, and changed its fiscal year end from December 31st to September 30th. In order to present a full 2016 fiscal year of the Company’s operations for purposes of the fiscal year ended September 30, 2016 pro forma combined financial information included herein, the unaudited pro forma combined financial information of Nexeo for the year ended September 30, 2016 combines the Successor and Predecessor periods, and makes certain pro forma adjustments to reflect the Business Combination as if it had occurred on October 1, 2015, the beginning of the Company’s most recent fiscal year as outlined below in Note 2.

The historical combined statements of operations of Ultra Chem Group have been adjusted to reflect certain reclassifications and other adjustments in order to conform to the Company’s financial statement presentation and accounting policies. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (1) directly attributable to the Ultra Chem Acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•the accompanying notes to the unaudited combined pro forma financial information;
•the historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended March 31, 2017, included in the Company’s quarterly report on Form 10-Q for the six months ended March 31, 2017;

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•the historical consolidated financial statements of the Company as of and for the fiscal year ended September 30, 2016, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016;
•the combined financial statements of Ultra Chem Group as of and for the fiscal years ended December 31, 2016, 2015 and 2014; and
•the unaudited combined financial statements of Ultra Chem Group as of March 31, 2017 and for the three months ended March 31, 2017 and 2016.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with U.S. GAAP with the Company as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the acquisition date with any excess purchase price allocated to goodwill.

The Company has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets acquired, the liabilities assumed and the related allocations of the purchase price in the Ultra Chem Acquisition. As a result, the unaudited pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The Company has estimated the fair value of assets acquired and liabilities assumed based on discussions with members of Ultra Chem Group’s management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of Ultra Chem Group. The valuation will be finalized as soon as practicable within the required measurement period, but in no event later than twelve months following completion of the Ultra Chem Acquisition. Any increases or decreases in the fair value of these assets and liabilities upon completion of the final valuations will result in adjustments to the balance sheet and/or statement of operations. In addition, the final purchase price of the Ultra Chem Acquisition is subject to the settlement of the final net working capital adjustment expected no later than 90 days following the close of the Ultra Chem Acquisition. The final purchase price and the final purchase price allocation may be different than that reflected in the preliminary purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Ultra Chem Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the Ultra Chem Acquisition. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information, although helpful in illustrating the financial characteristics of the Company under one set of assumptions, does not reflect the benefits of cost-saving initiatives (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Ultra Chem Acquisition and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma condensed combined financial information also excludes the effects of costs associated with any restructuring activities, integration activities or asset dispositions resulting from the Ultra Chem Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the closing date of the Ultra Chem Acquisition. However, such costs could affect the combined company following the Ultra Chem Acquisition in the period the costs are incurred or recorded.

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Nexeo Solutions, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Six Months Ended March 31, 2017
(in millions except per share data)

	Historical Statement of Operations Information		Pro Forma
	Nexeo Solutions, Inc.	Ultra Chem Acquisition (Note 2)	Adjustments (Note 4)		Combined
Sales and operating revenues	$1,712.5	$35.3	$—		$1,747.8
Cost of sales and operating expenses	1,525.9	28.8	—		1,554.7
Gross Profit	186.6	6.5	—		193.1
Selling, general & administrative costs	154.5	3.2	1.4	(a)
			(1.2)	(b)	157.9
Transaction related costs	1.1	0.2	(0.3)	(c)	1.0
Change in fair value of contingent consideration obligations	20.6	—	—		20.6
Operating income (loss)	10.4	3.1	0.1		13.6
Other income, net	2.6	—	—		2.6
Interest income (expense)
Interest income	0.2	—	—		0.2
Interest expense	(24.5)	(0.1)	(0.5)	(d)	(25.1)
Net income (loss) before income taxes	(11.3)	3.0	(0.4)		(8.7)
Income tax expense (benefit)	(1.9)	1.0	(0.1)	(e)	(1.0)
Net income (loss) Attributable to the Combined Operations	$(9.4)	$2.0	$(0.3)		$(7.7)

Net loss per share available to common stockholders
Basic and diluted	$(0.12)				$(0.10)
Weighted average number of common shares outstanding
Basic and diluted	76,746,168				76,746,168

Nexeo Solutions, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended September 30, 2016
(in millions except per share data)

	Pro forma Combined Financial Information (Note 2)	Historical Statement of Operations Information (Note 2)	Pro Forma
	Nexeo Solutions, Inc.	Ultra Chem Acquisition	Adjustments (Note 4)		Combined
Sales and operating revenues	$3,405.8	$61.8	$—		$3,467.6
Cost of sales and operating expenses	3,030.1	50.1	—		3,080.2
Gross profit	375.7	11.7	—		387.4
Selling, general & administrative costs	303.0	5.8	2.7	(a)
			(0.7)	(b)	310.8
Transaction related costs	—	0.1	(0.1)	(c)	—
Change in fair value of contingent consideration obligations	(11.2)	—	—		(11.2)
Operating income (loss)	83.9	5.8	(1.9)		87.8
Other income, net	3.4	0.2	—		3.6
Interest income (expense)
Interest income	0.9	—	—		0.9
Interest expense	(47.1)	(0.1)	(1.1)	(d)	(48.3)
Income (loss) from continuing operations before income taxes	41.1	5.9	(3.0)		44.0
Income tax expense (benefit)	14.5	2.1	(1.0)	(e)	15.6
Net income from continuing operations	26.6	3.8	(2.0)		28.4
Net income from discontinued operations, net of tax	0.1	—	—		0.1
Net Income (Loss) Attributable to the Combined Operations	$26.7	$3.8	$(2.0)		$28.5

Net loss per share available to common stockholders
Basic	$0.35				$0.37
Diluted	$0.35				$0.37
Weighted average number of common shares outstanding
Basic	76,746,168				76,746,168
Diluted	76,802,401				76,802,401

Nexeo Solutions, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2017
(in millions)

	Historical Balance Sheet Information		Pro Forma
	Nexeo Solutions, Inc.	Ultra Chem Acquisition (Note 2)	Adjustments (Note 4)		Combined
Current Assets
Cash and cash equivalents	$95.3	$0.5	$(58.3)	(f)	$37.5
Accounts and notes receivable, net	540.4	14.5	—		554.9
Inventories	336.4	9.3	1.2	(g)	346.9
Other current assets	23.8	2.1	—		25.9
Total current assets	995.9	26.4	(57.1)		965.2

Non-Current Assets
Property, plant and equipment, net	327.3	0.4	—		327.7
Goodwill	661.0	—	22.0	(h)	683.0
Other intangible assets, net of amortization	211.2	—	24.7	(i)	235.9
Deferred income taxes	1.6	0.2	—		1.8
Other non-current assets	10.9	0.1	—		11.0
Total non-current assets	1,212.0	0.7	46.7		1,259.4
Total Assets	$2,207.9	$27.1	$(10.4)		$2,224.6

Current Liabilities
Short-term borrowings, current portion of long-term debt and capital lease obligations	$47.1	$0.9	$(0.9)	(f)	$47.1
Accounts payable	353.3	12.8	—		366.1
Accrued expenses and other liabilities	37.6	2.9	—		40.5
Due to related party pursuant to contingent consideration obligations	5.1	—	—		5.1
Income taxes payable	2.3	1.0	—		3.3
Total current liabilities	445.4	17.6	(0.9)		462.1

Non-Current Liabilities
Long-term debt and capital lease obligations, less current portion, net	871.3	—	—		871.3
Deferred income taxes	16.4	—	—		16.4
Due to related party pursuant to contingent consideration obligations	135.9	—	—		135.9
Other non-current liabilities	7.5	0.1	—		7.6
Total non-current liabilities	1,031.1	0.1	—		1,031.2
Total Liabilities	1,476.5	17.7	(0.9)		1,493.3

Equity
Preferred Stock	—	—	—		—
Common stock	—	1.1	(1.1)	(j)	—
Additional paid-in capital	761.6	—	—		761.6
Retained Earnings (Accumulated Deficit)	(19.0)	8.5	(8.6)	(j)	(19.1)
Accumulated other comprehensive loss	(11.2)	(0.2)	0.2	(j)	(11.2)
Total equity	731.4	9.4	(9.5)		731.3
Total liabilities & equity	$2,207.9	$27.1	$(10.4)		$2,224.6

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
(in millions except per share data)

1. Description of the Ultra Chem Acquisition

On April 3, 2017,  Nexeo Solutions, Inc., a Delaware corporation (the “Company” or “Nexeo”), through its wholly owned subsidiaries, completed the acquisition (the “Ultra Chem Acquisition”) of the equity interests of the Mexico City, Mexico based chemicals distribution business of Ultra Chem, S. de R.L. de C.V. and its related entities (collectively, “Ultra Chem Group”) from the Ultra Chem Group shareholders for approximately $56.8 million, net of cash acquired of $0.5 million, pursuant to that certain Stock Purchase Agreement, dated March 9, 2017 (the “Stock Purchase Agreement”). This amount excludes the assumption of $0.9 million in short-term borrowings of Ultra Chem Group, which were repaid by the Company immediately after closing. Of the purchase price, approximately $10.7 million was placed in escrow. Of this amount, approximately $1.0 million relates to the settlement of the final net working capital adjustment expected no later than 90 days following the close of the transaction. The remaining balance of approximately $9.7 million may remain in escrow for a period of up to five years and relates to potential indemnification obligations under the Stock Purchase Agreement. The escrow amount will be released as prescribed by the terms of the Stock Purchase Agreement and related documentation. The Ultra Chem Acquisition was financed with approximately $58.0 million of borrowings under the Company’s asset-based revolving credit facility (the “ABL Facility”), which was drawn by the Company as of March 31, 2017.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting and is based on the historical condensed consolidated financial statements of Nexeo and the Ultra Chem Group. The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2017 combines Nexeo’s condensed consolidated statement of operations for the six months ended March 31, 2017 with Ultra Chem Group’s condensed consolidated statement of operations for the six months ended March 31, 2017. In accordance with the Securities and Exchange Commission Regulation S-X 11-02(c)(3), as the fiscal year ends of each company are less than 93 days apart, the unaudited pro forma combined statement of operations for the year ended September 30, 2016 combines Nexeo’s unaudited pro forma combined statement of operations for the year ended September 30, 2016 (see further discussion below) with Ultra Chem Group’s consolidated statement of operations for the year ended December 31, 2016. These unaudited pro forma combined statements of operations give effect to the Ultra Chem Acquisition as if it had occurred on October 1, 2015, the beginning of Nexeo’s most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet at March 31, 2017 combines Nexeo’s condensed consolidated balance sheet at March 31, 2017 with Ultra Chem Group’s combined balance sheet at March 31, 2017, giving effect to the Ultra Chem Acquisition as if it had occurred on March 31, 2017

On June 9, 2016, WL Ross Holding Corp. (“WLRH”), Nexeo Solutions Holdings, LLC (“Holdings”) and certain other parties consummated a merger pursuant to the merger agreement between the parties (the “Business Combination”). WLRH was identified as the acquirer for accounting purposes and Holdings was identified as the acquiree and accounting predecessor.  The “Predecessor” activity presented below relates to Holdings business for the periods prior to June 9, 2016. WLRH, which includes Holdings for periods subsequent to the Business Combination, was subsequently renamed “Nexeo Solutions, Inc.” and is the “Successor” for periods after June 9, 2016, and changed its fiscal year end from December 31st to September 30th. This acquisition was accounted for as a business combination using the acquisition method of accounting and the Successor financial statements reflect a new basis of accounting for the assets and liabilities of Holdings that is based on the fair value of net assets acquired and liabilities assumed.  The Successor period in the consolidated financial statements as of September 30, 2016 and for the fiscal year ended September 30, 2016 includes 114 days (June 9, 2016 through September 30, 2016) of the combined operating results, as well as the fiscal year ended September 30, 2016 of WLRH’s operating results, which reflect its financial activity including transaction costs and equity structure changes in preparation of the consummation of the Business Combination. The Predecessor periods in the consolidated financial statements of Nexeo represent the operating results of Holdings and its subsidiaries prior to the Business Combination. The unaudited pro forma combined financial information of Nexeo for the year ended September 30, 2016 presented herein combines the Successor and Predecessor periods, and makes certain pro forma adjustments to reflect the Business Combination as if it had occurred on October 1, 2015, the beginning of the Company’s most recent fiscal year.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combination (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 805”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by the Company, who was determined to be the accounting acquirer.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs expected to be incurred as part of the Ultra Chem Acquisition include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial information does not reflect the impact of possible revenue or earnings enhancements, cost savings initiatives, or asset dispositions. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Ultra Chem Acquisition that are not expected to have a continuing impact.

Historical Financial Information

Ultra Chem Group

The historical combined balance sheet of Ultra Chem Group as of March 31, 2017 was derived from the Ultra Chem Group’s combined unaudited financial statements as of and for the six months ended March 31, 2017, adjusted as shown below for certain reclassifications and other adjustments made to conform to the Company’s presentation and accounting policies.

Ultra Chem Group Balance Sheet as of March 31, 2017

	March 31, 2017, as reported	Reclassifications	March 31, 2017, after Reclassifications
Cash and cash equivalents	$0.5	$—	$0.5
Accounts & notes receivable, net	14.5	—	14.5
Inventories	9.3	—	9.3
Other current assets	2.2	(0.1)	2.1
Total current assets	26.5	(0.1)	26.4

Property, plant and equipment, net	0.4	—	0.4
Deferred income taxes	0.2	—	0.2
Other non-current assets	—	0.1	0.1
Total non-current assets	0.6	0.1	0.7
Total assets	$27.1	$—	$27.1

Short-term borrowings, current portion of long-term debt and capital lease obligations	$0.9	$—	$0.9
Accounts payable	12.9	(0.1)	12.8
Accrued expenses and other liabilities	2.6	0.3	2.9
Income tax payable	1.2	(0.2)	1.0
Total current liabilities	17.6	—	17.6

Other non-current liabilities	0.1	—	0.1
Total non-current liabilities	0.1	—	0.1
Total liabilities	17.7	—	17.7

Common stock	1.1	—	1.1
Retained Earnings	8.5	—	8.5
Accumulated other comprehensive loss	(0.2)	—	(0.2)
Total members’ equity	9.4	—	9.4
Total liabilities & equity	$27.1	$—	$27.1

The historical combined statement of operations of the Ultra Chem Group for the six months ended March 31, 2017 was derived from Ultra Chem Group’s combined unaudited financial statements for the three months ended March 31, 2017, plus the unaudited combined results of operations for the three months ended December 31, 2016, as shown in the schedule below. The historical combined statement of operations of the Ultra Chem Group for the year ended September 30, 2016 was derived from Ultra Chem Group’s combined financial statements for the fiscal year ended December 31, 2016. Certain reclassifications and other adjustments were made to these balances to conform to the Company’s presentation and accounting policies, as outlined below.

Ultra Chem Group Six Months Ended March 31, 2017 Statement of Operations

	Three Months Ended March 31, 2017	Three Months Ended December 31, 2016	Reclassifications	Six Months Ended March 31, 2017
Sales and operating revenues	$18.3	$17.0	$—	$35.3
Cost of sales and operating expenses	15.3	13.5	—	28.8
Gross Profit	3.0	3.5	—	6.5
Selling, general & administrative costs	1.1	1.0	1.1	3.2
Operating expenses	0.2	0.6	(0.8)	—
Transaction related costs	—	—	0.2	0.2
Operating income (loss)	1.7	1.9	(0.5)	3.1
Other income (expense)	—	—	—	—
Interest income	—	—	—	—
Interest expense, net	—	(0.1)	—	(0.1)
Foreign exchange loss	(0.4)	(0.1)	0.5	—
Income (loss) before income taxes	1.3	1.7	—	3.0
Income tax expense	0.4	0.6	—	1.0
Net income (loss)	$0.9	$1.1	$—	$2.0

Ultra Chem Group Fiscal Year Ended December 31, 2016 Statement of Operations

	Year Ended December 31, 2016	Reclassifications	Year Ended December 31, 2016
Sales and operating revenues	$61.8	$—	$61.8
Cost of sales and operating expenses	50.1	—	50.1
Gross Profit	11.7	—	11.7
Selling, general & administrative costs	3.7	2.1	5.8
Operating expenses	1.2	(1.2)	—
Transaction related costs	—	0.1	0.1
Operating income (loss)	6.8	(1.0)	5.8
Other income (expense)	0.2	—	0.2
Interest expense, net	(0.1)	—	(0.1)
Foreign exchange loss	(1.0)	1.0	—
Income (loss) before income taxes	5.9	—	5.9
Income tax expense	2.1	—	2.1
Net income (loss)	$3.8	$—	$3.8

Nexeo Solutions, Inc.

The unaudited pro forma combined financial information of Nexeo for the year ended September 30, 2016 presented herein combines the Successor and Predecessor periods, and makes certain pro forma adjustments to reflect the Business Combination as if it had occurred on October 1, 2015, the beginning of the Company’s most recent fiscal year as outlined below:

Nexeo Solutions, Inc. Unaudited Pro Forma Statement of Operations for the Year Ended September 30, 2016

	Successor	Predecessor
	Fiscal Year Ended September 30, 2016	October 1, 2015 through June 8, 2016	Pro Forma Adjustments		Pro Forma Combined Fiscal Year Ended September 30, 2016
Sales and operating revenues	$1,065.7	$2,340.1	$—		$3,405.8
Cost of sales and operating expenses	957.3	2,068.2	4.6	(1)	3,030.1
Gross Profit	108.4	271.9	(4.6)		375.7
Selling, general & administrative costs	91.7	208.9	2.4	(1)	303.0
Transaction related costs	21.3	33.4	(54.7)	(2)	—
Change in fair value of contingent consideration obligations	(11.2)	—	—		(11.2)
Operating income (loss)	6.6	29.6	47.7		83.9
Other income (expense)	0.5	2.9	—		3.4
Interest income	0.8	0.1	—		0.9
Interest expense, net	(15.1)	(42.3)	10.3	(3)	(47.1)
Income (loss) from continuing operations before income taxes	(7.2)	(9.7)	58.0		41.1
Income tax expense	1.2	4.2	9.1	(4)	14.5
Net income (loss) from continuing operations	$(8.4)	$(13.9)	$48.9		$26.6
Net income (loss) from discontinued operations, net of tax	—	0.1	—		0.1
Net income (loss) attributable to Nexeo Solutions, Inc.	$(8.4)	$(13.8)	$48.9		$26.7

Net loss per share available to common stockholders
Basic	$(0.24)	—	—		$0.35
Diluted	$(0.24)	—	—		$0.35
Weighted average number of common shares outstanding
Basic	35,193,789	—	41,552,379	(5)	76,746,168
Diluted	35,193,789		41,608,612	(5)	76,802,401

(1) Represents the adjustment to record the change in depreciation expense and intangible asset amortization based on the purchase price allocation of the Business Combination as follows (in millions):

Pro Forma adjustment for the Year Ended September 30, 2016
Historical depreciation and amortization:
Cost of sales and operating expenses	$21.7
Selling, general and administrative expenses	36.6
Total historical depreciation and amortization	$58.3

Pro forma depreciation and amortization:
Cost of sales and operating expenses	$26.3
Selling, general and administrative expenses	39.0
Total pro forma depreciation and amortization	$65.3

Net depreciation and amortization:
Cost of sales and operating expenses	$4.6
Selling, general and administrative expenses	2.4
Net adjustments to depreciation and amortization	$7.0

(2) Represents the adjustment to remove transaction related costs incurred by Nexeo during the periods presented due to their non-recurring nature.
(3)   Represents the net adjustment to interest expense associated with the incurrence of Nexeo’s new debt in connection with the Business Combination, along with the decrease in interest expense related to historical debt of Nexeo that was repaid as part of or just prior to the Business Combination. The net adjustment to interest expense is calculated as follows (in millions):

Pro Forma Adjustment for the Year Ended September 30, 2016

Remove interest expense on Nexeo’s historical debt	$55.6
Recognize interest expense on Nexeo’s new debt as a result of the Business Combination	(45.3)
Net adjustments to interest expense	$10.3

(4)  Represents the reversal of the tax impacts on the unaudited pro forma adjustments that are being eliminated related to depreciation and amortization, transaction related costs and interest expense, and the adjustment to record the additional income tax expense resulting from the unaudited pro forma adjustments related to purchase price allocation adjustments (including additional depreciation and amortization), financing and an adjustment to record the tax expense associated with the income from operations of Nexeo that was previously taxed as a partnership. All adjustments have been calculated based on an estimated global statutory tax rate of 35%. The effective tax rate of the combined company could be significantly different depending on post-acquisition income and other activities in various foreign tax jurisdictions.

(5) Represents the adjustment to weighted average shares outstanding assuming all share activity related to the Business Combination occurred as of October 1, 2015.

3. Preliminary Purchase Price Allocation

The purchase price for the Ultra Chem Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocation herein is preliminary. The final purchase price allocation for the Ultra Chem Acquisition will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Ultra Chem Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The purchase price, net of cash acquired of $0.5 million, was preliminarily allocated as follows:

Accounts receivable	$14.5
Inventory	10.5
Other current assets	2.1
Property, plant and equipment	0.4
Intangible assets	24.7
Goodwill	22.0
Other non-current assets	0.3
Short-term borrowings (1)	(0.9)
Accounts payable	(12.8)
Accrued expenses and other current liabilities	(2.9)
Income tax payable	(1.0)
Other non-current liabilities	(0.1)
Net Assets Acquired	$56.8

(1) Immediately following the closing of the Ultra Chem Acquisition, the Company paid off the historical short-term borrowings of Ultra Chem Group.

Preliminary identifiable intangible assets in the pro forma financial information consists of intangibles derived from customer relationships, non-compete agreements and certain trade names. Customer relationships were valued through application of the income approach, non-compete agreements were valued using a differential cash flow approach and trade names were valued using the relief-from-royalty method under the income approach. See Note 4 for additional information.

The preliminary purchase price allocation for property, plant and equipment was based on the carrying value of such assets as it was determined to approximate fair value. Property, plant and equipment acquired consists primarily of leasehold improvements, IT and office equipment, and furniture and fixtures.

Goodwill represents the excess of the total purchase price over the fair value of the underlying net assets, largely arising from synergies expected as a result of the Ultra Chem Acquisition. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

4. Pro Forma Adjustments

Pro Forma Adjustments to the Statements of Operations:

(a)	To recognize amortization expense related to identified intangible assets recognized as part of the preliminary purchase price allocation (see note i below).

(b)	To remove payroll costs related to certain Ultra Chem executives who will not join the Company and to remove certain costs related to the Ultra Chem Acquisition incurred by the Company.

	Pro Forma Adjustment for the Fiscal Year Ended September 30, 2016	Pro Forma Adjustment for the Six Months Ended March 31, 2017

Remove payroll costs for certain Ultra Chem executives	$(0.7)	$(0.5)
Remove certain costs related to the transaction incurred by Nexeo	—	(0.7)
Total adjustments to selling, general and administrative expenses	$(0.7)	$(1.2)

(c)	To remove transaction related costs incurred by Ultra Chem Group and the Company during the period.

(d)
To recognize additional interest expense reflecting borrowings of approximately $58.0 million incurred by the Company in connection with the Ultra Chem Acquisition under the Company’s ABL Facility (as though the borrowings were incurred on October 1, 2015), net of the elimination of interest expense associated with Ultra Chem Group’s historical short-term debt, which was paid off immediately following the closing of the Ultra Chem Acquisition. For pro forma purposes, interest was estimated using the applicable borrowing rate under the Company’s ABL Facility as of March 31, 2017, held constant for the periods presented herein.

	Pro Forma Adjustment for the Fiscal Year Ended September 30, 2016	Pro Forma Adjustment for the Six Months Ended March 31, 2017

Elimination of Ultra Chem Group interest expense	$0.1	$0.1
Additional interest expense under Nexeo’s ABL Facility	(1.2)	(0.6)
Total adjustments to interest expense	$(1.1)	$(0.5)

(e)	To reflect tax expense resulting from the impact of the Ultra Chem Acquisition under the Company’s tax structure, utilizing an estimated effective tax rate in Mexico of approximately 30%.

Pro Forma Adjustments to the Balance Sheet:

(f)	To reflect the use of the Company’s cash as part of the closing as follows:

Pro Forma Adjustment as of March 31, 2017

Payment of purchase price by Nexeo paid to the sellers of Ultra Chem Group[1]	$(57.3)
Payment of transaction costs by Nexeo [2]	(0.1)
Repayment of Ultra Chem Group’s short-term borrowings by Nexeo 3	(0.9)
Total adjustments to cash and cash equivalents	$(58.3)

(1) Represents the payment of cash to the selling shareholders of Ultra Chem Group
(2) Represents an adjustment to record estimated acquisition-related transaction costs. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the Business Combination and will be nonrecurring.
(3) Represents the repayment of historical debt balances owed by Ultra Chem Group.

(g)
To reflect the fair value adjustment to inventory as a result of the preliminary purchase price allocation of the Ultra Chem Acquisition. The fair value of inventory was established through application of the income approach, using estimates of selling prices and costs such as selling and marketing expenses to be incurred in order to dispose of the finished products and arriving at the future profitability that is expected to be generated once the inventory is sold (net realizable value).

(h)	To record preliminary goodwill resulting from the preliminary purchase price allocation of the Ultra Chem Acquisition.

(i)	To record identifiable intangible assets related to the Ultra Chem Acquisition. The identifiable intangible assets attributable to the Ultra Chem Acquisition, are comprised of the following:

	Estimated Fair Value	Estimated Remaining useful life (in years)	Estimated Pro Forma Amortization Expense for the Year Ended September 30, 2016	Estimated Pro Forma Amortization Expense for the Six Months Ended March 31, 2017
Customer relationships	$24.0	10	$2.4	$1.2
Non-compete agreements	0.4	2	0.2	0.1
Trade names	0.3	2	0.1	0.1
Total	$24.7		$2.7	$1.4

As part of these preliminary estimates, customer relationships were valued using the income approach. Under this approach, revenue, operating expenses and other costs associated with existing customers were estimated in order to derive cash flows attributable to the existing customer relationships. The resulting cash flows were then discounted to present value at a rate of 17.0% to arrive at the fair value of existing customer relationships as of the valuation date. The trade names were valued through application of the income approach, involving the estimation of likely future sales and an appropriate royalty rate of 0.25%.  The non-compete agreements were valued through a differential cash flow approach, discounted to present value at a rate of 17.0%.

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma combined statement of operations using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. A 10-year remaining useful life for customer relationships has been estimated based on the projected economic benefits associated with these assets. The 10-year estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. A two-year remaining useful life for the trade names has been estimated based on the period in which the Company expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. A two-year remaining useful life for the non-compete agreements has been estimated, based on the contractual term of the agreements with former shareholders and officers of Ultra Chem Group. These assumptions have been developed based on discussions with former members of Ultra Chem Group’s management and Ultra Chem Group’s historical customer data. The amount that will ultimately be allocated to these assets, and the related amount of amortization, may differ materially from this preliminary allocation.

Amortization expense was calculated using a straight-line method.

(j)
To eliminate the historical equity balances of Ultra Chem Group as of March 31, 2017. Adjustments to accumulated deficit also include the impact of transaction costs paid at closing by Nexeo of $0.1 million.